ITEM 77(C)
	MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS


There were 31,525,227 shares of the Fund's common stock eligible to vote at the Fund's 2010 Annual Meeting of Stockholders held on June 16, 2010. At the Meeting, a quorum was present in person or by proxy and the Fund's shares were voted on the Proposals presented to the Fund's stockholders as follows:

1. To elect four Class I Directors to serve for a three year term until the 2013 Annual Meeting of Stockholders:


		         		 Withhold
                           For           Authority     Approval (%)
			----------	----------     -------------
  Jean-Marc Boillat 	17,426,619      9,129,805       65.62%
  Claude W. Frey	17,455,697      9,100,727       65.73%
  R. Clark Hooper	17,388,565      9,167,859       65.48%
  Alexandre de Takacsy  17,256,825      9,299,599       64.98%


2. To ratify the selection by the Board of Directors of Deloitte & Touche LLP as the Fund's independent registered public accounting firm for the year ending December 31, 2010:

	For 	    Against 	Abstain     Approval (%)
    -----------  ----------   ---------   -------------
     25,512,839     735,577 	308,008	      96.07%


3. To approve a stockholder proposal asking the Board of Directors to take the steps necessary to convert the Fund from a closed-end fund to an interval fund, as outlined in the Fund's proxy materials:

        For
 (out of 31,525,227 shares)    Against 	   Abstain     Approval (%)
 ---------------------------  ----------  ---------   -------------
     9,703,826                 7,661,746    720,483       53.65%


Of the Fund's shares that voted "FOR" Proposal 3, over 80% (7,873,871 out of 9,703,826) were voted by two institutional investors. Other than shares voted by those two investors, only 6% of the Fund's shares were voted "FOR" Proposal 3.

Approval percentages are based on the total number of votes cast on a particular Proposal. Not all shares eligible to vote on each Proposal did so. Broker non-votes were considered shares present for purposes of determining a quorum but were not voted in favor of a Proposal.